EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated February 24, 2022, with respect to the consolidated financial statements of Aqua Metals, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission, in this Registration Statement on Form S-8 and related Prospectus of Aqua Metals, Inc.

/s/ Armanino LLP
San Ramon, California

August 24, 2022